Exhibit 99.4

News Release NYSE: WMB
Date: Feb. 22, 2007
Williams Sells Certain Power rights to Southern California Edison
Agreements Reduce Risk and Increase Cash Flow by Extending Power Sales Through 2011.
     TULSA, Okla. – Williams (NYSE:WMB) today announced the sale of dispatch and tolling rights and natural gas supply arrangements to Southern California Edison, a subsidiary of Edison International (NYSE:EIX).
     The seven contracts “mirror” Williams’ rights under its tolling agreement with certain subsidiaries of the AES Corporation and represent up to 1,920 megawatts of power.
     Southern California Edison is an investor-owned utility serving customers in southern, central and coastal California. The agreements will be part of the supply resources that allow the electric utility to meet its customers’ growing energy needs.
     “These contracts help Williams’ power business reduce risk and generate cash flows beyond 2010,” said Bill Hobbs, president of Williams Power. “The deal is an effective economic hedge with favorable credit and pricing terms, and is consistent with our strategy by locking in future power sales from the AES plants in Southern California,” he said.
About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is at www.williams.com.
About Southern California Edison
An Edison International (NYSE:EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of more than 13 million via 4.7 million customer accounts in a 50,000-square-mile service area within central, coastal and Southern California. www.sce.com

Contacts:	Julie Gentz
Williams (media relations)
(918) 573-3053

Richard George
Williams (investor relations)
(918) 573-3679
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.